Exhibit 4.4

NENAD BOGDANOVIC
Sekspirova 2
21000 Novi Sad
Serbia
phone 381 64 116 4303
bness021@gmail.com

INVOICE

TO:	Cobalis Corp.
2445 McCabe Way, Suite 150, Irvine, CA 92614

DATE:	September 30, 2006

PROJECT:	MAINTAINING THE COBALIS.COM
Maintenance of cobalis.com website from October 1, 2006 till October 1, 2007

TOTAL DUE:	$1425

This invoice is payable upon receipt.

THANK YOU

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